SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON D.C. 20549

                                    FORM 8-K

                                 Current Report

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                          Date of Report July 10, 2001
                        (Date of earliest event reported)


                           Commission File No. 1-11505

                           MIDAMERICAN ENERGY COMPANY

             (Exact name of registrant as specified in its charter)

                 Iowa                                   42-1425214
      (State or other jurisdiction of                (I.R.S. Employer
       incorporation or organization)               Identification No.)

        666 Grand Avenue, Des Moines, IA                    50309
    (Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code  (515) 242-4300

                                      N/A
         (Former name or former address, if changed since last report)



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Item 5.  Other Events.


       The Registrant today announced that it plans to develop and construct two electric generating plants in Iowa, representing an investment of $1.5 billion. Construction of the two plants will add 1,400 megawatts of new electric generation to help ensure that the Registrant can provide service reliability and stable energy prices for its customers.


Item 7.  Financial Statements and Exhibits.

Exhibit 1 - MidAmerican Energy Company's Press Release dated July 10, 2001.

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                                   SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the under-signed thereunto duly authorized.


                                            MIDAMERICAN ENERGY COMPANY



                                        By:  /s/ Paul J. Leighton
                                           -------------------------------
                                                 Paul J. Leighton
                                                 Secretary



Date:  July 10, 2001

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                                                                      EXHIBIT 1

FOR IMMEDIATE RELEASE

For more information, contact:
Kevin Waetke, Director of Corporate Communications               (515) 281-2785

  MidAmerican Energy Announces $1.5 Billion Commitment to Electric Generation
                        in Iowa; Unveils Site For New Electric
  ---------------------------------------------------------------------------
                                Generating Plant

         Des Moines, Iowa - July 10, 2001 - MidAmerican Energy Company today announced plans to develop and construct two electric generating plants in Iowa, representing an investment of $1.5 billion. The announcement follows the Iowa Legislature's enactment of the utility plant-siting bill signed into law by Gov. Tom Vilsack.

         Construction of the two plants will add 1,400 megawatts of new electric generation to help ensure that the company can provide service reliability and stable energy prices for its customers.

         "Our plans to build electric generating plants in Iowa represent one of the largest financial investments in the state's history," said Greg Abel, MidAmerican Energy Holdings Company president. "This investment will have a long-term positive impact on Iowa's economy and will help ensure a reliable energy supply for our state."

         The first project, to be built on property the company owns just east of Des Moines in Pleasant Hill, Iowa, will be a 540-megawatt electric generating plant.

         The plant, to be named the Greater Des Moines Energy Center, will be similar to a facility MidAmerican Energy Holdings Company dedicated last month in Cordova, Ill. The plant will use combustion turbines fueled by clean-burning natural gas and steam turbines to generate electricity. MidAmerican has begun development on the approximately $340 million project and will begin construction next spring.

         "During the peak construction period, the Greater Des Moines Energy Center will generate 400 to 500 jobs, approximately $62 million in local expenditures, and a payroll of approximately $34 million," said Dean Crist, MidAmerican senior vice president.

         When fully operational, the plant will have 24 full-time employees and provide approximately $2.7 million in annual taxes from both the generating plant operation and a related natural gas pipeline. Benefiting from these new tax revenues will be the Southeast Polk Community School District, the City of Pleasant Hill, Polk County and all other local taxing districts in the state where MidAmerican owns property.

         Crist emphasized the plant will meet or exceed all environmental standards and use clean-burning natural gas. "The plant will use state-of-the-art emission controls and employ a heat-recovery system that captures waste heat from the gas turbines to produce additional electricity very efficiently," he said.

         The prime sources of electricity generation at the plant will be two combustion turbines that produce 340 megawatts of electricity. Approximately 200 megawatts of the plant's total output will be produced by a steam turbine, which uses no additional fuel. The steam will be produced in the heat-recovery steam generators from the waste heat in the gas turbines' exhaust. It is anticipated that the combustion turbines will be in service for the summer of 2003, with the ability to produce 340 megawatts of electricity to meet summer peak demand. The remainder of the plant, including the steam turbines and heat-recovery system, will be installed and operational in 2005.

         Upon completion, the plant is anticipated to operate about 3,000 to 4,000 hours per year, but will have the capability to run 24 hours a day, seven days a week.

         MidAmerican Energy Company, Iowa's largest energy company, provides electric service to 669,000 customers and natural gas service to 646,000 customers in Iowa, Illinois, Nebraska and South Dakota. It is headquartered in Des Moines, Iowa. Information about MidAmerican is available on the Internet at www.midamericanenergy.com.